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Exhibit 4.14

CERTIFICATE OF DETERMINATION
OF
SERIES A NON-CUMULATIVE PREFERRED SHARES
OF
CN REAL ESTATE INVESTMENT CORPORATION

        The undersigned, Frank Pekny and Heng Chen, hereby certify that:

        A.    They are the duly elected and acting President and Chief Financial Officer/Secretary, respectively, of CN Real Estate Investment Corporation, a California corporation (the "Corporation").

        B.    The authorized number of shares of Preferred Stock of the Corporation is 200,000, none of which have been issued. The authorized number of shares of Preferred Stock of the Corporation designated as Series A Non-Cumulative Preferred Shares is 180,000, none of which have been issued.

        C.    Pursuant to authority given by said Corporation's Articles of Incorporation, the Board of Directors of the Corporation (the "Board of Directors" or the "Board") duly has adopted the following recitals and resolutions:

  WHEREAS, the Articles of Incorporation of the Corporation authorized a class of Preferred Stock comprising 200,000 shares issuable from time to time in one or more series; and

  WHEREAS, the Board of Directors of the Corporation is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rates, conversion rights, voting rights, and the liquidation preferences, and the number of shares constituting any such series and the designation thereof, or any of them; and

  WHEREAS, the Corporation heretofore has not issued or designated any series of Preferred Stock, and it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series A Preferred Stock and the number of shares constituting such series;

  NOW, THEREFORE, be it resolved, that the Board of Directors hereby does create a new series of Preferred Stock, no par value consisting of 180,000 shares and does hereby state the designation of such series of Preferred Stock and fix the rights, privileges, preferences, and restrictions and other matters relating to such series of Preferred Stock as follows:

        Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Non-Cumulative Preferred Shares" (the "Series A Preferred Shares") and the number of shares constituting Series A Preferred Shares shall be 180,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares designated as Series A Preferred Shares to a number less than the number of Series A Preferred Shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

        Section 2. Dividends and Distributions.

        (a)  Subject to the rights of the holders of any shares of any other series of Preferred Stock (or any similar stock) ranking prior and superior to, or on a par with, the Series A Preferred Shares with respect to dividends, the holders of record of Series A Preferred Shares, in preference to the holders of any other class or series of stock of the Corporation (including shares of common stock, no par value ("Common Stock")), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available to the extent such funds are available for the purpose, quarterly dividends payable in cash on or prior to the last day of April, July, October and January, as applicable, in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Shares, in an amount per share (rounded to the nearest cent) equal to $2.125 per share ($8.50 per annum).

        (b)  The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (a) of this Section 2 immediately before it declares any dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) provided, however, that dividends shall be non-cumulative. Accordingly, if the Corporation fails to declare a dividend on the Series A Preferred Shares for a quarterly dividend period, then the holders of the Series A Preferred Shares will have no right to receive a dividend on such shares for that quarter, and the Corporation will have no obligation to pay a dividend for that quarter, whether or not dividends are declared and paid for any future quarter with respect to either the Series A Preferred Shares or the Common Shares of the Corporation. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        Section 3. Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

        (a)  Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Corporation.

        (b)  Except as otherwise provided herein, in the Articles of Incorporation, in any other Certificate of Determination creating a series of Preferred Shares or any similar stock or by law, the holders of Series A Preferred Shares and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        (c)  Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Shares shall have no voting rights except as set forth in Section 903 of the California Corporations Code and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        Section 4. Certain Restrictions.

        (a)  Whenever quarterly dividends or other dividends or distributions that have been declared on the Series A Preferred Shares remain outstanding and payable and until such unpaid dividends and distributions shall have been paid in full, the Corporation shall not, directly or indirectly:

          (i)    declare or pay dividends on, or make any other distributions with respect to, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

          (ii)  declare or pay dividends on, or make any other distributions with respect to any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

          (iv)  redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (b)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration, directly or indirectly, any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

        Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to: (i) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received the sum of $100 per share (the "Liquidation Preference") plus any declared and unpaid dividends; or (ii) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

        Section 7. Consolidation, Merger or Other. In the event the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such event each share of Series A Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share equal to $100.

        Section 8. Redemption.

        (a)  The Series A Preferred Shares may be redeemed by the Corporation any time after October 31, 2006 upon 30 days written notice, for a redemption price equal to $100 per share plus any declared and unpaid dividends. The notice of redemption for the Series A Preferred Shares shall set forth all the following: (1) the class or series of shares or part of any class or series of shares to be redeemed; (2) the date fixed or redemption; (3) the redemption price; and (4) the place in which the shareholders may obtain payment of the redemption price upon surrender of their share certificates.

        (b)  The Corporation will have the right at any time to redeem the Series A Preferred Shares at a redemption price equal to the Liquidation Preference plus any declared and unpaid dividends thereon after one of the following two events have occurred:

          (i)    The recipient by the Corporation of advice from a nationally recognized law or accounting firm that, as a result of (i) any amendment to, clarification of or change (including any announced prospective change) in the laws or treaties (or any regulation thereunder) of the United

  States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any official administrative notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of or change in the official position or the interpretation of such Administrative Action or judicial decision or any judicial interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) a dividend paid or to be paid by the Corporation with respect to the capital stock of the Corporation is not, or will not be, fully deductible for United States federal income tax purposes, or (b) the Corporation is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges (a "Tax Event"); or

          (ii)  The receipt by City National Bank, a national banking association (the "Bank") or CN Real Estate Investment Holdings, Inc. (the "Parent Corporation") of an opinion of independent bank regulatory counsel experienced in such matters to the effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of an applicable regulatory agency for the Bank, the Parent Corporation or any of their respective affiliates, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Series A Preferred Shares, the Series A Preferred Shares does not constitute, or within 90 days of the date of such opinion will not constitute, Tier 1 Capital (as defined in Section 2(a)(2) of Appendix A of 12 C.F.R. 3) (or its then equivalent) for purposes of any capital adequacy guidelines as then in effect and applicable to the Bank, the Parent Corporation or any of their respective affiliates.

        Section 9. Automatic Exchange. Each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one newly issued preferred share of Bank stock (each a "Bank Preferred Share") if the Office of the Comptroller of the Currency (the "OCC") directs in writing (a "Directive") an exchange of Series A Preferred Shares for Bank Preferred Shares due to the occurrence of any of the following events (each an "Exchange Event"): (i) the Bank becomes "undercapitalized" under the OCC's then current prompt corrective action regulations, (ii) the Bank is placed into bankruptcy, reorganization, conservatorship or receivership, or (iii) the OCC, in its exercise of supervisory authority over the Bank, requires the Automatic Exchange of Series A Preferred Shares. Upon receipt by the Corporation of a Directive, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing such Series A Preferred Shares of such holder in exchange for a certificate representing one Bank Preferred Share for each share of Series A Preferred Shares. Any Series A Preferred Shares purchased or redeemed by the Corporation prior to the Time of Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Exchange.

        The Automatic Exchange shall occur as of 9:00 a.m., Los Angeles local time, on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 9:00 a.m., Los Angeles local time, on the earliest possible date such exchange could occur consistent with the Directive (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the Series A Preferred Shares required to be exchanged shall be deemed canceled without any further action by the Corporation, all rights of the holders of such Series A Preferred Shares as stockholders of the Corporation shall cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. The Corporation shall mail notice of the occurrence of an Exchange Event to each holder of the Series A Preferred Shares within 30 days of such event, and the Bank shall deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for the Series A Preferred Shares required to be exchanged. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered, certificates previously representing the Series A Preferred Shares shall be deemed for all purposes to represent corresponding Bank Preferred Shares.

        Section 10. Rank. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, senior to shares of Common Stock and no less than pari passu with all series of Preferred Stock whether issued before or after the issuance of the Series A Preferred Shares.

        Section 11. Restricted Transfer. Each certificate representing Series A Preferred Shares shall contain the following legend:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND NONE OF THIS SECURITY, THE SHARES OF PREFERRED STOCK EVIDENCED HEREBY ("PREFERRED SHARES"), OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH A REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT AND RULE 506 THEREUNDER. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF THE CORPORATION THAT: (i) IT HAS ACQUIRED A "RESTRICTED" SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (ii) IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE CORPORATION, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A PERSON WHO THE SELLER REASONABLY BELIEVES, AND WHO REPRESENTS ITSELF TO BE, AN "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 506, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY APPLICABLE JURISDICTION; AND (iii) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OR ANY PREFERRED SHARES OF THE RESALE RESTRICTIONS SET FORTH IN (ii) ABOVE. ANY OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSE (ii)(D) IS SUBJECT TO THE RIGHT OF THE CORPORATION TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION REASONABLY ACCEPTABLE TO IT IN FORM AND SUBSTANCE.

          THIS SECURITY (AND THE PREFERRED SHARES EVIDENCED HEREBY) ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF THE CORPORATION'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A "REIT") UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). NO PERSON MAY (1) BENEFICIALLY OWN PREFERRED SHARES IN EXCESS OF THE APPLICABLE OWNERSHIP LIMIT, EXCEPT AS SET

  FORTH IN THE CORPORATION'S BYLAWS, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, OR (2) BENEFICIALLY OWN PREFERRED SHARES OF THE SECURITIES THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(H) OF THE CODE OR OTHERWISE TO FAIL TO QUALIFY AS A REIT. ANY PERSON (OTHER THAN CITY NATIONAL BANK AND ITS AFFILIATES) WHO ATTEMPTS TO BENEFICIALLY OWN PREFERRED SHARES IN EXCESS OF THE APPLICABLE LIMITATION MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. NO PERSON MAY TRANSFER THIS SECURITY OR ANY PREFERRED SHARES IF SUCH TRANSFER WOULD RESULT IN THE OUTSTANDING COMMON STOCK AND PREFERRED STOCK OF THE CORPORATION BEING BENEFICIALLY OWNED BY LESS THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION).

          NO PERSON MAY TRANSFER THIS SECURITY OR ANY PREFERRED SHARES WITHOUT FIRST HAVING OFFERED THIS SECURITY OR SUCH PREFERRED SHARES PROPOSED TO BE TRANSFERRED TO THE CORPORATION, WHEREUPON THE CORPORATION SHALL HAVE THE RIGHT TO ELECT TO PURCHASE, OR SHALL HAVE THE RIGHT, BUT NOT THE OBLIGATION, TO ELECT TO DESIGNATE A THIRD PARTY TO PURCHASE, THIS SECURITY OR ALL (BUT NOT LESS THAN ALL) OF THE PREFERRED SHARES PROPOSED TO BE TRANSFERRED. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, ALL OR A PORTION OF THE PREFERRED SHARES REPRESENTED HEREBY WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A TRUST AND SHALL BE DESIGNATED "EXCESS SHARES."

          IN ADDITION, NO PERSON MAY TRANSFER THIS SECURITY OR ANY PREFERRED SHARES IF SUCH TRANSFER WOULD RESULT IN THE NUMBER OF HOLDERS OF PREFERRED SHARES EQUALING OR EXCEEDING 500 PERSONS (AS DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED). ANY ATTEMPTED TRANSFER IN VIOLATION OF SUCH RESTRICTIONS SHALL BE VOID AND OF NO FURTHER EFFECT AND SHALL BE SUBJECT TO THE FURTHER PROVISIONS OF THE CORPORATION'S BYLAWS.

          THESE RESTRICTIONS ARE SET FORTH IN FULL DETAIL IN THE CORPORATION'S BYLAWS, A COPY OF WHICH WILL BE SENT WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS."

        Section 12. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares without the affirmative vote of the holders of at least a majority of the outstanding Series A Preferred Shares, voting together as a single class.

    RESOLVED FURTHER, that the President and the Chief Financial Officer/Secretary are hereby authorized and directed to execute, acknowledge, file and record a Certificate of Determination in accordance with the foregoing resolutions and provisions of California law.

        The undersigned under the laws of the State of California declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of their own knowledge.

        Executed at Beverly Hills, California on October 29, 2001.

/s/ FRANK PEKNY Frank Pekny, President

/s/ HENG CHEN Heng Chen, Chief Financial Officer/Secretary

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Exhibit 4.14
CERTIFICATE OF DETERMINATION OF SERIES A NON-CUMULATIVE PREFERRED SHARES OF CN REAL ESTATE INVESTMENT CORPORATION